Exhibit 99.1

For Immediate Release

July 13, 2004

Carolina Bank Holdings Announces 25th Consecutive Quarterly Profit

(GREENSBORO, NC) Carolina Bank Holdings, Inc. (NASDAQ Small Cap Symbol “CLBH”) announced that it had posted its twenty-fifth consecutive quarterly profit for the period ending June 30, 2004. The performance record was announced by Robert T. Braswell, President and CEO. “The company continues to achieve record growth and profitability. We opened November 25, 1996. After just 15 months of operations, the company broke even; we have been profitable every on of the 71 months since that time,” he stated.

The driver of the company’s success continues to be the performance of its wholly owned subsidiary, Carolina Bank, headquartered in Greensboro, NC. The bank continues to experience solid, profitable growth. Comparing the quarter ending June 30, 2004, with the same period one year ago, the bank’s assets have increased 22 percent to $245 million, deposits increased 21 percent to $200.9 million and net loans increased 30 percent, to $191.7 million. Similarly, comparing the quarter ending June 30, 2004, with the same period one year ago, the bank’s net income has increased 39 percent, to $347,963 and Diluted Earnings per Share increased 36 percent to $0.15, adjusted for the 20 percent stock dividend, paid in April 2004.

“Our bank’s profitability is not at the mercy of the current weakness in the mortgage market, Braswell continued. “At our bank, mortgage fee income is a compliment to our banking operations, not a key to our success. Furthermore, fully 80 percent of our loans are tied to a floating rate index, principally the prime rate. Therefore, the recent increase in the prime rate should have a positive, not negative, impact on our performance because the income on loans will increase faster than the cost of our deposits.”

The company has recently strengthened its team of bankers with three new employee additions. Mr. David Griswold, Vice President has joined the Asheboro Office as a Commercial Lender. Ms. Pam Sparks now serves as Vice President and Branch Manager of the Friendly Office. Mr. Ross Geller will serve as Vice President and Branch Manager of the Jefferson Village Office.

Earlier in the year, Carolina Bank introduced added value enhancements to its three primary personal checking accounts, including discounts on shopping, entertainment, hearing, vision, and pharmacy along with $10,000 accidental death insurance during the past month. The enhancements are available to bank customers at no charge. The bank offers SmartPay, an Internet Bill Payment service free to qualified Carolina Bank customers.

Carolina Bank has three branches in Greensboro and one in Asheboro, N.C. Further information is available on the bank’s website, www.carolinabank.com

This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks of managing our growth, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to be materially different from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission.

# # #

Please see the attached table, “Selected Financial Information.”

It is an integral part of this communication.

For additional information please contact:

Carolina Bank

Mr. Robert T. Braswell, President and CEO

P. O. Box 10209, Greensboro, North Carolina 27404

Telephone: 336-286-8740 – Email: b.braswell@carolinabank.com

CAROLINA BANK HOLDINGS, INC.

Selected Financial Information

	2004		2003			Years Ended
(in thousands, except per share)	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	2003	2002	2001
OPERATING INCOME SUMMARY
Interest income	$2,855	$2,741	$2,682	$2,404	$2,417	$9,844	$9,085	$9,016
Interest expense	960	893	875	853	878	3,584	4,152	5,397
Net interest income	1,895	1,848	1,807	1,551	1,539	6,260	4,933	3,619
Provision for loan losses	133	180	225	95	135	692	685	391
Non-interest inc. bfr securities/REO inc.	351	295	319	432	326	1,454	911	557
Securities/REO gains (losses), net	—	—	(37)	(25)	(85)	(100)	20	129
Non-interest expenses	1,589	1,437	1,339	1,369	1,268	5,198	4,266	3,386
Income before income taxes	524	526	525	494	377	1,724	913	528
Income taxes	176	169	171	178	127	574	312	126
Net income	$348	$357	$354	$316	$250	$1,150	$601	$402

PER COMMON SHARE *
Basic	$0.15	$0.16	$0.16	$0.14	$0.11	$0.52	$0.47	$0.32
Diluted	0.15	0.15	0.15	0.14	0.11	0.51	0.46	0.32
Book Value (on outstanding shares)	8.83	8.92	8.70	8.49	8.47	8.70	8.28	7.74

ASSET QUALITY
Allowance for loan losses	$2,436	$2,316	$2,150	$2,023	$1,942	$2,150	$1,661	$1,369
Loans on nonaccrual	327	322	228	900	376	228	37	443
Repossesed assets	714	126	126	216	114	126	648	—
Net loan chargeoffs (recoveries)	13	14	99	14	97	204	393	209
Allowance for loan losses to loans	1.25%	1.25%	1.25%	1.30%	1.30%	1.25%	1.25%	1.26%
Nonaccrual lns+repossessions to assets	0.42%	0.19%	0.16%	0.53%	0.24%	0.16%	0.36%	0.29%

AVERAGE BALANCES
Loans	$189,452	$179,288	$164,333	$152,488	$147,928	$151,155	$121,446	$95,602
Earning assets	222,737	214,310	198,143	191,784	187,570	189,766	155,420	122,273
Total assets	242,497	226,685	211,955	203,986	196,909	201,354	163,337	129,022

AT PERIOD END
Loans before allowance	$194,141	$185,994	$172,575	$155,937	$149,892	$172,575	$133,045	$108,882
Total assets	245,002	239,302	226,911	212,126	201,375	226,911	189,871	151,515
Deposits	200,932	197,514	183,569	168,706	165,868	183,569	154,878	124,654
Stockholders' Equity	19,876	20,051	19,563	19,057	18,937	19,563	18,344	9,590

RATIOS ANNUALIZED
Net yield—avg interest earning assets	3.40%	3.45%	3.65%	3.23%	3.28%	3.30%	3.17%	2.96%
Return on average assets	0.57%	0.63%	0.67%	0.62%	0.51%	0.57%	0.37%	0.31%
Net charge-offs to average loans	0.03%	0.03%	0.24%	0.04%	0.26%	0.13%	0.32%	0.22%
Efficiency ratio (excl security/REO trans.)	0.71	0.67	0.63	0.69	0.68	0.67	0.73	0.81

Note:	All quarterly information is unaudited.
*	All Per Common Share Information has been presented or restated to reflect the effect of the six-for-five stock split with a record date of April 20, 2004